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                                                                   Exhibit 10.28

                              Credit line agreement

Between Voxware Nv, with social seat at 8000 Brugge, Hoge Hul 65, founded by act through the notary Henry Van Caillie in Brugge on the 1(degree) of July 2002, registered in the register of commerce under number 96.068, hereby represented, confirm to art 19 of the articles of incorporation, by Ms Bathsheba Juana Malsheen , delegated director

Hereafter called the" credit taker", even is there is only one

And

KBC Bank NV, with social seat at 1080 Brussels, Havenlaan2, registered in the register of commerce at Brussels under number623.074 and in Gent under number 189.764, hereafter named " The Bank3, represented by:

..    Mr. Ludo Mesuere, account manager office of Noord Vlaanderen

..    Mr. Frans Sercu, Director office of enterprises Vlaanderen

Is agreed what follows.

Art.1

The bank opens a credit line for the credit takers of 70.000 Euro (seventy thousand Euro) with number 727-1087798-02.
The general agreements in annex are applicable.
The credit takers declare to have read and accepted those conditions and to accept them.

Art.2

This credit line can be used as follows:

     An equipment credit of 70.000 Euro with number 726-178084-13.

     This credit line will be used by the credit takers for the purchase of the assets of the Firm " SyVox Europe" in bankruptcy.

     It can be taken up in a period of 9 months after signing this agreement.

     For the amount not used there is a penalty of reservation of 0,15% per month. The bank will not charge this in the period of the first three months.

     The refunding of this creditline will start one month after the first a use of it and will be closed in a period of 36 months. Each monthly payment will contain a partially refunding of the principal, as well as the rent, at a rate of 6,12% a year on the outstanding principal at the beginning of the month.

     This credit line has a fixed interest rate for the whole term of this loan.

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Art.3

The credit takers will give following guarantees for all there liabilities to the bank:

..    A collateral on the assets of the credit takers (including the receivables and 50% of the inventory) of 70,000 Euro in principal in first rang.

..    The bank knows that the credit takers have no liabilities towards third parties for which they would have engaged their assets. The credit takers hereby also engage them not to do so without the consent of the bank.

Art. 4

This credit line will surely be a reason for the credit takers to do al there financial bank transactions through the KBC, so that as such the turn over on their account is in a reasonable proportion to the obtained credit line.

Art.5

For the treatment and the issuing of the obtained credit line, the account of the credit takers will be charged with 500 Euro and this besides the administrative expenses and/or eventual expenses of third parties for the putting in place of collateral's. The further following up expenses will be of 6.20euro by quarter.

This agreement has been issued based on the known informations by the bank on the 7 of August 2002.

The conditions hereof will only be binding, if the bank gets a signed copy of this agreement and general conditions before the 28 of August and if the collateral's asked are in place for that date.